410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A

News Announcement
For Immediate Release

Exhibit 99.1
Oil-Dri Announces Record Sales and Improved Profitability
for the First Quarter of Fiscal Year 2023

CHICAGO-(December 6, 2022) - Oil-Dri Corporation of America (NYSE: ODC), producer and marketer of sorbent mineral products, today announced results for its first quarter of fiscal year 2023.

	First Quarter
(in thousands, except per share amounts)	Ended October 31,
	2022	2021	Change
Consolidated Results
Net Sales	$98,539	$82,460	19%
Net Income Attributable to Oil-Dri	$5,241	$585	796%
Earnings per Common Diluted Share	$0.78	$0.08	875%
Business to Business
Net Sales*	$33,687	$24,809	36%
Segment Operating Income*	$7,257	$5,539	31%
Retail and Wholesale
Net Sales*	$64,852	$57,651	12%
Segment Operating Income*	$7,574	$1,281	491%

* Segment net sales and operating income for three months ended October 31, 2021 have been adjusted for a realignment of segments. See Note 11 of the unaudited Notes to the Condensed Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the year ended October 31, 2022.

Daniel S. Jaffee, President and Chief Executive Officer, stated, “I am very pleased with our first quarter of fiscal 2023 results. We achieved record consolidated net sales, and all of our principal products experienced double-digit growth over the prior year. I am very proud of how our team responded to the challenges presented by rampant inflation and logistics constraints. Consolidated gross profit substantially increased, and our gross margins expanded by 580 basis points. This marks our fourth consecutive quarter of margin improvement. While we are pleased with the positive momentum, we realize that our margins are still falling behind our historic norms. Therefore, we anticipate further pricing actions in the months ahead. Additionally, we will be investing heavily in our manufacturing infrastructure to support the increased demand for our products.”

Consolidated Results
Consolidated net sales in the first quarter reached an all-time high of $98.5 million, a 19% increase over the prior year. This increase was driven by pricing actions taken across multiple principal products in order to improve profitability. Sales from the

Company’s cat litter, agricultural and fluids purification businesses drove the majority of this growth. Oil-Dri also experienced higher sales of its animal health and industrial & sports products, while revenues from co-packaging coarse cat litter items slightly decreased.

First quarter consolidated gross profit was $22.3 million, an increase of $8.5 million, or 61%, over the first quarter of the prior year, as margins expanded to 22.6% in fiscal 2023 from 16.8% in fiscal 2022. Domestic cost of goods sold per ton increased 11% compared to the prior year as a result of inflation on key cost inputs.

In the first quarter of fiscal 2023, consolidated operating income was approximately $6.6 million compared to $0.4 million in fiscal 2022. Higher selling prices offset inflationary impacts on cost of goods and a $2.4 million, or 18%, increase in Selling, General and Administrative (“SG&A”) expenses. These elevated SG&A costs were primarily driven by a higher bonus accrual due to improved quarterly results compared to the Company’s performance target under the annual incentive plan.

Income tax expense increased to $1.2 million in the first quarter of fiscal year 2023 compared to $0.1 million in the same period last year due to the Company’s higher taxable income. First quarter consolidated net income attributed to Oil-Dri reached $5.2 million in fiscal 2023 from $0.6 million in fiscal 2022, reflecting a very strong improvement over the prior year.

Product Group Review
The Business to Business (“B2B”) Products Group’s first quarter revenues reached a record $33.7 million, a 36% gain over the prior year. All principal products within the B2B Products Group demonstrated very strong topline growth. The agricultural products business experienced record quarterly net sales of $10.0 million, or a 61% increase over last year. Higher prices as well as an increase in demand from several large customers contributed to the revenue improvement. Sales of fluids purification products were an all-time high of $18.2 million, or a 21% increase over the prior year. Revenues within North America and Latin American predominately drove this growth resulting from increased pricing and elevated demand of our products used in the processing of edible oil, renewable diesel and jet fuel. Amlan, the Company’s animal health business, reached $5.5 million in sales, or a 52% increase over the prior year. This success was primarily a result of higher demand within Latin America where a considerable portion of antibiotic free meat is exported to the European Union. The Company also experienced revenue increases within the United States due to a new product line and expanded distribution. While sales to Mexico and China rose during the first quarter compared to last year, our animal health business in Asia (excluding China) decreased due to the timing of orders and ocean freight delays.

Operating income for the B2B Products Group was $7.3 million in the first quarter of fiscal 2023 compared to $5.5 million in fiscal 2022, reflecting a 31% increase. Higher sales were partially offset by inflationary headwinds on cost of goods sold and a $0.8 million, or 24%, increase in SG&A expenses.

The Retail and Wholesale Products Group’s first quarter revenues reached an all-time high of $64.9 million, a 12% increase over the prior year. This was primarily driven by a $5.2 million or 12% increase in domestic cat litter sales, excluding the Company’s co-packaged coarse-cat litter business. Scoopable and coarse cat litter products experienced topline growth during the first quarter as a result of pricing actions to offset ongoing inflationary headwinds. Revenues from combined domestic branded and private label lightweight litter items rose 19% in the first quarter of fiscal 2023 versus the prior year, once again exceeding the lightweight litter segment sales growth of 10% for the 12-week period ended October 29, 2022, according to third-party research data for retail sales1. Both cat litter and floor absorbent products from Oil-Dri’s subsidiary in Canada demonstrated sales growth in the first quarter of fiscal 2023 compared to the prior year. Domestic industrial and sports products showed a $1.5 million or 18% revenue improvement in the first quarter of fiscal 2023 driven by price increases implemented to rebuild margins. Sales from the Company’s co-packaging coarse litter business decreased by $0.3 million in the first quarter of fiscal year 2023 compared to last year due to softer volumes.

Operating income for the R&W Products Group was $7.6 million in the first quarter of fiscal year 2023 compared to $1.3 million in the prior year. Higher sales coupled with a reduction in SG&A expenses offset elevated costs of goods sold. SG&A expenses for the first quarter of fiscal year 2023 decreased by $0.4 million, or 10%, from last year, primarily driven by lower advertising spending. Oil-Dri expects advertising costs for the full fiscal year 2023 to be higher than fiscal year 2022 and more in line with historical levels, with the majority of the spending concentrated in the second half of the year.

Oil-Dri will host its first quarter fiscal 2023 earnings discussion and its fiscal 2022 Annual Meeting of Stockholders virtually via a live webcast on Wednesday, December 7, 2022 at 9:30 a.m. Central Time. Participation details are available on the Company’s website’s Events page.

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1Based in part on data reported by NielsenIQ through its Scantrack Service for the Cat Litter Category in the 12-week period ended October 29, 2022, for the U.S. xAOC+Pet Supers market. Copyright © 2022 Nielsen.

Oil-Dri Corporation of America is a leading manufacturer and supplier of specialty sorbent products for the pet care, animal health and nutrition, fluids purification, agricultural ingredients, sports field, industrial and automotive markets. Oil-Dri is vertically integrated which enables the Company to efficiently oversee every step of the process from research and development to supply chain to marketing and sales. With over 80 years of experience, the Company continues to fulfill its mission to Create Value from Sorbent Minerals.

“Oil-Dri” and “Amlan” are registered trademarks of Oil-Dri Corporation of America.

Certain statements in this press release may contain forward-looking statements that are based on our current expectations, estimates, forecasts and projections about our future performance, our business, our beliefs, and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in other press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls, and conference calls. Words such as “expect,” “outlook,” “forecast,” “would,” “could,” “should,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “assume,” “potential,” and variations of such words and similar expressions are intended to identify such forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Such statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially including, but not limited to, the dependence of our future growth and financial performance on successful new product introductions, intense competition in our markets, volatility of our quarterly results, risks associated with acquisitions, our dependence on a limited number of customers for a large portion of our net sales and other risks, price fluctuations and pressures, increases in costs, disruptions to our and our counterparties’ businesses and operations and other uncertainties and assumptions that are described in Item 1A (Risk Factors) of our Quarterly Report on Form 10-Q for the quarter ended October 31, 2022 and our most recent Annual Report on Form 10-K and other reports we file with the Securities and Exchange Commission. Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, intended, expected, believed, estimated, projected, planned or otherwise expressed in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except to the extent required by law, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Category: Earnings

Contact:
Leslie A. Garber
Manager of Investor Relations
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended October 31,
	2022	% of Sales	2021	% of Sales
Net Sales	$98,539	100.0%	$82,460	100.0%
Cost of Sales	(76,229)	(77.4)%	(68,642)	(83.2)%
Gross Profit	22,310	22.6%	13,818	16.8%
Selling, General and Administrative Expenses	(15,741)	(16.0)%	(13,373)	(16.2)%
Operating Income	6,569	6.7%	445	0.5%
Interest Expense	(364)	(0.4)%	(177)	(0.2)%
Other Income, Net	232	0.2%	442	0.5%
Income Before Income Taxes	6,437	6.5%	710	0.9%
Income Taxes Expense	(1,207)	(1.2)%	(115)	(0.1)%
Net Income	5,230	5.3%	595	0.7%
Net (Loss) Income Attributable to Noncontrolling Interest	(11)	—%	10	—%
Net Income Attributable to Oil-Dri	$5,241	5.3%	$585	0.7%

Net Income Per Share: Basic Common	$0.80		$0.08
Basic Class B Common	$0.60		$0.07
Diluted Common	$0.78		$0.08
Diluted Class B Common	$0.59		$0.06
Avg Shares Outstanding: Basic Common	4,804		5,113
Basic Class B Common	1,942		1,921
Diluted Common	4,913		5,237
Diluted Class B Common	1,963		1,967

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
		As of October 31,
		2022	2021
Current Assets
Cash and Cash Equivalents		$10,470	$13,055
Accounts Receivable, Net		53,062	43,082
Inventories		40,419	28,692
Prepaid Expenses and Other Assets		10,385	12,675
Total Current Assets		114,336	97,504
Property, Plant and Equipment, Net		109,655	98,757
Other Noncurrent Assets		25,122	27,627
Total Assets		$249,113	$223,888

Current Liabilities
Current Maturities of Notes Payable		$1,000	$1,000
Accounts Payable		12,088	10,173
Dividends Payable		1,860	1,864
Other Current Liabilities		30,344	25,469
Total Current Liabilities		45,292	38,506
Noncurrent Liabilities
Notes Payable		31,800	7,884
Other Noncurrent Liabilities		17,993	21,197
Total Noncurrent Liabilities		49,793	29,081
Stockholders' Equity		154,028	156,301
Total Liabilities and Stockholders' Equity		$249,113	$223,888

Book Value Per Share Outstanding		$22.83	$22.22

Acquisitions of:
Property, Plant and Equipment	First Quarter	$7,521	$6,736
	Year To Date	$7,521	$6,736
Depreciation and Amortization Charges	First Quarter	$3,523	$3,456
	Year To Date	$3,523	$3,456

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	For the Three Months Ended
	October 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$5,230	$595
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and Amortization	3,523	3,456
Increase in Accounts Receivable	(1,622)	(2,250)
Increase in Inventories	(5,064)	(5,084)
Increase in Accounts Payable	1,854	1,251
(Decrease) Increase in Accrued Expenses	(1,601)	689
Decrease in Pension and Postretirement Benefits	(190)	(303)
Other	1,538	1,050
Total Adjustments	(1,562)	(1,191)
Net Cash Provided by (Used in) Operating Activities	3,668	(596)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(7,521)	(6,736)
Net Cash Used in Investing Activities	(7,521)	(6,736)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends Paid	(1,851)	(1,865)
Purchases of Treasury Stock	(92)	(2,291)
Net Cash Used In Financing Activities	(1,943)	(4,156)

Effect of exchange rate changes on Cash and Cash Equivalents	(32)	(48)

Net Decrease in Cash and Cash Equivalents	(5,828)	(11,536)
Cash and Cash Equivalents, Beginning of Period	16,298	24,591
Cash and Cash Equivalents, End of Period	$10,470	$13,055